EXCHANGE TRANSACTION AGREEMENT

This EXCHANGE TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of June 14, 2012, by and between Redpoint Bio Corporation, a Delaware corporation (“Redpoint”), and Celator Pharmaceuticals, Inc., a Delaware corporation (“Celator”).

The Boards of Directors of Celator and Redpoint believe it is in the best interests of their respective companies and stockholders that Redpoint acquire Celator pursuant to an exchange of the outstanding securities of Celator for Redpoint Preferred Stock (as defined below) (the “Exchange Transaction”) upon the terms and subject to the conditions set forth in this Agreement and, in furtherance thereof, have deemed advisable, approved and adopted this Agreement and the Exchange Transaction. Redpoint, assuming the consummation and effectiveness of the Exchange Transaction, is sometimes hereinafter referred to as the “Combined Company.”

Upon completion of the Exchange Transaction, Celator will become a wholly owned subsidiary of Redpoint and the stockholders of Redpoint will own the Applicable Percentage of the Combined Company (as defined below).

After the completion of the Exchange Transaction, it is intended that the Combined Company will amend its Certificate of Incorporation and, after the effectiveness of such amendment, the shares of Redpoint Preferred Stock issued in the Exchange Transaction will be converted into shares of Common Stock of Redpoint (the “Conversion”).

The Exchange Transaction and the Conversion are intended to constitute an integrated transaction that constitutes a “reorganization” within the meaning of Section 368(a) of the Code (as defined below) and an exchange under Section 351(a) of the Code.

Celator and Redpoint wish to make certain representations, warranties, covenants and agreements in connection with the Exchange Transaction and also to prescribe certain conditions to the Exchange Transaction, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

Article I
DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Applicable Percentage of the Combined Company” means a percentage of the Combined Company Outstanding Shares based on a pre-Financing and pre-Exchange Transaction valuation for Redpoint of $1,500,002.28 relative to the actual pre-Financing valuation of the Combined Company. By way of example, if the pre-Financing valuation of the Combined Company is $65,000,000, the Applicable Percentage of the Combined Company would be 2.3%.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Princeton, New Jersey or Philadelphia, Pennsylvania are permitted or obligated by Law to be closed for regular banking business.

“Celator Common Stock” means shares of Common Stock of Celator having a par value of $0.001 per share.

“Celator Disclosure Letter” means the letter of even date herewith disclosing those factual items identified in Article IV.

“Celator IP Rights” means all Intellectual Property owned by, licensed to or controlled by Celator or any Subsidiary that is related to any product or service of Celator or such Subsidiary or is otherwise necessary for, used in or held for use in Celator’s or such Subsidiary’s business as presently conducted or as presently planned to be conducted.

“Celator Preferred Stock” means the shares of Preferred Stock of Celator having a par value of $0.001 per share.

“Certificate of Designation” means the Certificate of Designation approved by the Redpoint Board (as defined in Section 5.6) in accordance with the Certificate of Incorporation of Redpoint in substantially the form of Appendix A hereto.

“Claim” means any claim, demand, legal action, suit or proceeding made or initiated by any Person against a Redpoint Indemnified Party (as defined below).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company Outstanding Shares” means the outstanding shares of capital stock of the Combined Company taking into account only the following: (a) 79,914,879 shares of Common Stock of Redpoint that are outstanding immediately prior to the Closing; (b) the number of shares of Redpoint Preferred Stock (calculated on an as-converted to Common Stock basis) issuable upon the exchange of 210,568,513 shares of Celator Common Stock (assuming all existing Celator Preferred Stock has been converted to Common Stock prior to the consummation of the Exchange Transaction) in the Exchange Offer; and (c) the number of shares of Redpoint Preferred Stock (calculated on an as-converted to Common Stock basis) that are issuable upon the conversion of the Convertible Secured Promissory Notes issued by Celator in respect of the “four times” additional conversion right thereunder in connection with the Financing in an amount equal to $423,390 (which, after applying the “four times” multiplier amounts to $1,693,560), but specifically excluding, for purposes of this definition, any shares of Redpoint Preferred Stock issuable upon the conversion of the original principal amount thereof and interest accrued thereon.

“DGCL” means the Delaware General Corporation Law.

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“Environmental Laws” means Laws relating to human health and safety, the environment, natural resources, the release or threatened release of hazardous substances or to pollutants, contaminants, wastes or chemicals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” means a financing in which gross proceeds of at least $20,000,000 are raised from the issuance of securities of the Combined Company at a pre-money valuation for the Combined Company of not less than $60,000,000, which proceeds shall be deemed to include: (a) proceeds from existing stockholders of Celator participating therein and (b) the amount of principal and interest under all convertible promissory notes issued by Celator that convert into equity securities of Celator or the Combined Company in connection with such financing (provided that the proceeds from such conversion do not exceed $5,000,000, plus accrued interest, in the aggregate), which financing shall be subject only to the condition that the Exchange Transaction be consummated concurrently therewith.

“Financing Document” means the confidential offering memorandum of Redpoint and Celator for the Financing.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government, in each case anywhere throughout the world.

“Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes.

“Knowledge” of Celator or Redpoint means the actual knowledge of a particular fact or other matter of any of the executive officers of Celator or Redpoint, respectively.

“Law” means any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any lien, pledge, security interest, charge or other encumbrance.

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“Losses” means all out-of-pocket losses, liabilities, obligations, deficiencies, demands, judgments, damages, interest, fines and assessments and other reasonable out-of-pocket costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees) incurred by the applicable Redpoint Indemnified Party in connection with any Claims as to which such Redpoint Indemnified Party is entitled to indemnification pursuant to this Agreement, but all of which Losses shall be reduced by any insurance proceeds received by the Redpoint Indemnified Party with respect to the events or transactions giving rise to such Losses. Notwithstanding anything to the contrary in this Agreement, Losses shall include only direct damages and shall exclude any indirect or speculative damages, including indirect damages consisting of consequential damages, special or incidental damages, exemplary damages, enhanced damages or punitive damages except to the extent that such damages are recovered by a third party from the applicable Redpoint Indemnified Party.

“Material Adverse Effect” as to Celator or Redpoint means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of Celator and its Subsidiaries, taken as a whole, or of Redpoint, as the case may be.

“Offering Period” means the period of time during which the Exchange Offer remains open and during which Holders may tender Celator Common Stock and Celator Preferred Stock for the Exchange Transaction Consideration.

“Permitted Liens” means (a) liens for Taxes not yet due and payable, (b) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of the affected properties, or materially impairs the use of the affected properties in the manner such properties currently are being used or materially impairs the operations of Celator or Redpoint, as applicable, and (c) purchase money Liens and Liens securing rental payments under capital lease arrangements.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Redpoint Common Stock” means the shares of common stock of Redpoint having a par value of $0.0001 per share.

“Redpoint Disclosure Letter” means the letter of even date herewith disclosing those factual items identified in Article III.

“Redpoint IP Rights” means all Intellectual Property owned by, licensed to or controlled by Redpoint that is related to any product or service of Redpoint or is otherwise necessary for, used in or held for use in Redpoint’s business as presently conducted or planned to be conducted.

“Redpoint Preferred Stock” means the shares of Series A Preferred Stock of Redpoint having a par value of $0.0001 per share to be authorized pursuant to the Certificate of Designation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” with respect to any Person means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the members of the Board of Directors or other Persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

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“Superior Proposal” means a Transaction Proposal that was not solicited or encouraged, directly or indirectly, after the date hereof by Redpoint or its Representatives, or Celator or its Representatives, as the case may be, to consummate a Transaction that, in the good faith determination of the Redpoint Board or the Celator Board, as the case may be, (i) if accepted, is highly likely to be consummated, (ii) if consummated, would result in a transaction that is more favorable to Redpoint or Celator, as the case may be, and its stockholders than the transactions contemplated by this Agreement and (iii) if requiring financing, such financing is then legally committed and documented.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value-added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that any Governmental Authority imposes, and (b) any interest, fines, penalties or additions resulting from, attributable to or incurred in connection with any items described in this paragraph.

“Tax Return” means any report, return, declaration, claim for refund, notice, account or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction” means any merger, sale, transfer, issuance or other disposition of any equity securities or voting interests in Redpoint or Celator, as the case may be, any sale, exclusive license, transfer or other disposition of all or a substantial portion of the assets of Redpoint or any other transaction pursuant to which all or any significant part of Redpoint or Celator, as the case may be, or its respective business, assets, or capital stock would be acquired by any other Person.

“Transaction Expenses” means legal, accounting, advisory and other fees and expenses incurred by a party hereto in connection with the transactions contemplated hereby, whether prior to, on or following the date hereof.

“Transaction Proposal” means any inquiry, offer or proposal from any Person concerning any Transaction.

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1.2 Terms Generally. The defined terms in Section 1.1 and other defined terms contained in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise. All references herein to Articles, Sections, paragraphs, subparagraphs, clauses, Appendices, Exhibits or Schedules shall be deemed references to Articles, Sections, paragraphs, subparagraphs or clauses of, or Appendices, Exhibits or Schedules to, this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Redpoint Disclosure Letter and the Celator Disclosure Letter. Unless otherwise specified, the words “this Agreement,” “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Appendices, the Exhibits, the Schedules, the Redpoint Disclosure Letter and the Celator Disclosure Letter) and not to any particular provision of this Agreement.

Article II
THE EXCHANGE TRANSACTION

2.1 The Exchange Offer. As promptly as reasonably practicable after the date of this Agreement, Celator, on behalf of the Combined Company, shall use commercially reasonable efforts to commence an exchange offer (the “Exchange Offer”) pursuant to which each holder of Celator Common Stock and each holder of Celator Preferred Stock (together, the “Holders”) will be offered, in exchange for such shares, shares of Redpoint Preferred Stock in such amount determined as set forth on Appendix B to this Agreement (the “Exchange Transaction Consideration”) and with such terms as are set forth in the Certificate of Designation. All documentation memorializing the terms of the Exchange Offer and provided by Celator to the Holders shall be in form and substance reasonably satisfactory to Redpoint.

2.2 Closing. The closing of the Exchange Transaction (the “Closing”) shall take place on the date on which the last condition to the Exchange Transaction set forth in Article VI has been satisfied or waived, or such other date as may be mutually agreed by Redpoint and Celator. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date” and the time at which the Closing actually occurs is hereinafter referred to as the “Effective Time.”

2.3 Transactions at Closing. At the Closing, on the terms and subject to the conditions of this Agreement:

(a) Redpoint shall accept for exchange all shares of Celator Common Stock and Celator Preferred Stock that are validly tendered (and not validly withdrawn) during the Offering Period and shall issue and deliver to each Holder a stock certificate representing the Exchange Transaction Consideration issuable therefor. The shares of Redpoint Preferred Stock to be issued to the Holders will not have been registered under the Securities Act, nor registered under any state securities law, and shall be “restricted securities” as that term is defined in Rule 144 under the Securities Act. Such shares of Redpoint Preferred Stock may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, and certificates representing such shares will bear a restrictive legend consistent with the provisions of this Section 2.3(a).

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(b) Redpoint shall issue and deliver to each holder of outstanding stock options exercisable for shares of Celator Common Stock a stock option exercisable for shares of Redpoint capital stock of the type, in such amount and on such other terms as set forth on Appendix B hereto.

(c) Redpoint shall issue and deliver to each holder of outstanding warrants exercisable for shares of Celator capital stock a warrant exercisable for shares of Redpoint capital stock of the type, in such amount and on such other terms as set forth on Appendix B hereto.

(d) Redpoint shall issue and deliver to each holder of outstanding securities that are convertible into or exercisable for shares of Celator capital stock (other than options and warrants) securities that are convertible into or exercisable for shares of Redpoint capital stock of the type, in such amount and on such other terms as set forth on Appendix B hereto.

(e) Each of Redpoint and Celator agree and acknowledge that there are currently not enough shares of Redpoint Common Stock authorized under Redpoint’s Certificate of Incorporation to allow for the conversion or exercise of options, warrants and convertible securities as contemplated by Section 2.3(b), Section 2.3(c) and Section 2.3(d) and that a special or annual meeting of stockholders of the Combined Company shall be required in order to increase the number of authorized shares of Redpoint Common Stock or to effect a recapitalization to make such shares of Redpoint Common Stock available.

Article III
REPRESENTATIONS AND WARRANTIES OF REDPOINT

Redpoint hereby represents and warrants to Celator that:

3.1 Corporate Existence and Power. Redpoint is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Redpoint has all corporate power and authority required to own, lease and operate its properties and to carry on its business as now conducted. Redpoint is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it, or the character or location of the properties and assets owned or leased by it, makes such qualification necessary, except for any failure to be so licensed or qualified that would not reasonably be expected to have a Material Adverse Effect on Redpoint. Redpoint is not in violation of its organization or governing documents in any respect. Redpoint has delivered to Celator a complete, true and correct copy of its certificate of incorporation and bylaws, each as amended to date. The minute books of Redpoint contain true, complete and accurate records in all material respects of all meetings and corporate actions of its stockholders and the Redpoint Board.

3.2 Corporate Authorization; Enforceability. Redpoint has the corporate power and authority to execute and deliver this Agreement and to consummate the Exchange Transaction and the other transactions contemplated hereby and to perform each of Redpoint’s obligations hereunder. This Agreement has been duly executed and delivered by Redpoint and, assuming the due execution and delivery by Celator, this Agreement constitutes a valid and binding obligation of Redpoint enforceable against it in accordance with its terms, except to the extent that enforceability may be subject to, and limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws affecting the enforcement of creditors’ rights generally; and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

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3.3 Governmental Authorizations. The execution, delivery and performance by Redpoint of this Agreement and the consummation of the Exchange Transaction by Redpoint do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority.

3.4 Non-Contravention. The execution, delivery and performance by Redpoint of this Agreement and the consummation by Redpoint of the Exchange Transaction and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organization or governing documents of Redpoint; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Redpoint, or any of its properties or assets; or (iii) require the consent, approval or authorization of, or notice to or filing with, any Person with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Redpoint under, or result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Redpoint under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Redpoint is a party or by which Redpoint or its properties or assets are bound (each, a “Redpoint Contract”), except, in the case of clause (ii) or clause (iii) above, as would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Redpoint or (B) reasonably be expected to prevent or materially delay the consummation of the Exchange Transaction.

3.5 Capitalization; Subsidiaries.

(a) The authorized capital stock of Redpoint consists of 150,000,000 shares of Redpoint Common Stock and 10,000,000 shares of Redpoint Preferred Stock.

(b) As of the date hereof, 79,914,879 shares of Redpoint Common Stock are issued and outstanding and no shares of Redpoint Preferred Stock are issued or outstanding.

(c) All outstanding shares of Redpoint Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call right or right of first refusal or similar right.

(d) Except as set forth in this Section 3.5 or in Section 3.5 of the Redpoint Disclosure Letter, there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of Redpoint; (ii) securities (including, without limitation, convertible notes) of Redpoint convertible into or exchangeable for shares of capital stock or voting securities of Redpoint; (iii) other rights or options to acquire from Redpoint, or obligations of Redpoint to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of Redpoint, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of Redpoint (the items in clauses (i) through (iv) collectively, “Redpoint Securities”). There are no outstanding obligations of Redpoint to repurchase, redeem or otherwise acquire any Redpoint Securities. There are no preemptive rights or any other rights of any kind that obligate Redpoint to issue or deliver any Redpoint Securities.

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(e) Redpoint has not declared or paid any dividend or other distribution in respect of any Redpoint Securities, and Redpoint has not issued, sold, repurchased, redeemed or otherwise acquired any Redpoint Securities, and the Redpoint Board has not authorized any of the foregoing.

(f) Redpoint has not entered into any commitment, arrangement or agreement, nor is Redpoint otherwise obligated, to contribute capital, loan money or otherwise provide funds for or make additional investments in any Person.

(g) Redpoint does not own, nor has it in the past six years owned, directly or indirectly, any capital stock or equity securities of any Person nor does it have, nor has it ever had, any Subsidiary.

3.6 Undisclosed Liabilities; No Redpoint Material Adverse Effect. Except as disclosed in Section 3.6 of Redpoint Disclosure Letter, as set forth in the balance sheet of Redpoint as of March 31, 2012 included in the Redpoint Financials (as defined below), Redpoint does not have any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured or otherwise, of a nature required by U.S. generally accepted accounting principles (“GAAP”) to be reflected in a consolidated balance sheet or disclosed in the notes thereto. Since March 31, 2012, there has been no Redpoint Material Adverse Effect. Section 3.6 of the Redpoint Disclosure Letter also sets forth a list of all liabilities and expenses of Redpoint that are outstanding as of the date hereof or that are anticipated to be outstanding as of the Closing, including, without limitation, any transaction expenses, severance obligations or deferred payments owed or to be owed to Redpoint’s employees or former employees as of the Closing, to the extent that any of the same is not set forth in the balance sheet of Redpoint as of March 31, 2012 included in the Redpoint Financials.

3.7 Contracts. Except as disclosed on documents filed with the Securities and Exchange Commission (“SEC”) or as disclosed in Section 3.7 of the Redpoint Disclosure Letter, Redpoint is not a party to or bound by any material Redpoint Contracts. Redpoint has provided to Celator, prior to the date of this Agreement, true, correct and complete copies of each written Redpoint Contract and a summary of each verbal Redpoint Contract, including each amendment, supplement or modification thereto. Redpoint is not in default in any material respect under the terms of any Redpoint Contract.

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3.8 Compliance with Laws.

(a) Redpoint is in compliance with all Laws applicable to Redpoint and its business and activities, except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Redpoint.

(b) As of the date hereof, Redpoint has not received written notice from a Governmental Authority that it is a target of, or the subject of, any action, proceeding, suit, investigation or sanction by or on behalf of any Governmental Authority brought pursuant to any Law, nor, to the Knowledge of Redpoint, has any such action, proceeding, suit, investigation or sanction been instituted or threatened in writing.

(c) Redpoint has and maintains in full force and effect, and is in compliance with, all permits and all orders from Governmental Authorities necessary for Redpoint to carry on its business as currently conducted, except where the failure to so maintain or be in compliance would not reasonably be expected to result in a Material Adverse Effect on Redpoint.

3.9 Litigation. Except as disclosed in Section 3.9 of the Redpoint Disclosure Letter, Redpoint is not a party to any, and there are no pending or, to Redpoint’s Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Redpoint, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Redpoint. Neither Redpoint, nor its business or properties, is subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Redpoint Disclosure Letter sets forth a complete list of any and all patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations that are included in the Redpoint IP Rights.

(b) Except as set forth in Section 3.10(b) of the Redpoint Disclosure Letter, Redpoint is the sole owner of Redpoint IP Rights, free and clear of any Liens (other than Permitted Liens).

(c) Except as set forth in Section 3.10(c) of the Redpoint Disclosure Letter, Redpoint has not granted any licenses to any Redpoint IP Rights to any other Person.

(d) Neither the development, manufacture, use or sale of any product or service offered by Redpoint, nor the conduct of Redpoint’s business, infringes, misappropriates or otherwise violates the intellectual property of any Person, and Redpoint has not received any written notice of any such infringement or misappropriation.

(e) To the Knowledge of Redpoint, no other Person has infringed or misappropriated any of the Redpoint IP Rights.

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(f) All filing, issuance, registration and maintenance fees due with respect to the Redpoint IP Rights have been paid, and all of the Redpoint IP Rights are valid, enforceable and in full force and effect.

(g) Each present and former employee, officer and consultant of Redpoint who is reasonably likely to create or created an invention or improvement material to Redpoint’s business has executed an agreement containing provisions assigning such invention or improvement to Redpoint. Each present and former employee, officer and consultant of Redpoint who is reasonably likely to have or had access to confidential information material to Redpoint’s business has executed an agreement containing a confidentiality obligation. To Redpoint’s Knowledge, none of its present or former employees, officers or consultants are in violation thereof in any material respect.

3.11 Tax Matters.

(a) (i) All Tax Returns required to be filed by or on behalf of Redpoint have been duly and timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns have, at all times, been and remain true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of Redpoint (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Redpoint has made due and sufficient accruals for such Taxes in Redpoint’s financial statements and its books and records in accordance with GAAP. No written claim has been made by a Governmental Authority in a jurisdiction where Redpoint does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens (other than Permitted Liens) for unpaid Taxes upon any of the assets of Redpoint, other than for Taxes not yet due and payable. Redpoint has withheld and paid all Taxes required to have been withheld and paid by any Governmental Authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(b) No federal, state, local or non-U.S. tax audits or administrative or judicial Tax proceedings are pending, being conducted or have been conducted with respect to Redpoint. Redpoint has not received from any Governmental Authority (including jurisdictions where Redpoint has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against Redpoint.

(c) Redpoint is not a party to or bound by any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written), other than any such agreements or arrangements solely between Redpoint and its Subsidiaries. Redpoint (i) has not been a member of any consolidated, combined, affiliated or unitary group of corporations filing a consolidated return for any Tax purposes other than a group in which Redpoint is the common parent; or (ii) have any liability for the Taxes of any Person (other than Redpoint) under Treasury Regulations §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise. Redpoint is not, nor has it been, a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Treasury Regulations §1.6011-4(b).

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(d) Neither Redpoint nor any stockholder of Redpoint nor any other Person on its behalf has (i) agreed to, or is required to make, any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Governmental Authority has proposed any such adjustment, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to Redpoint; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Redpoint; (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (iv) waived any statute of limitations in respect of Taxes or granted any extension for the assessment or collection of Taxes; or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. Redpoint is not currently the subject of any agreement or ruling in respect of Taxes with any Governmental Authority, and no such agreement or ruling is pending.

(e) Redpoint will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of Law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

3.12 Environmental Matters. Except as set forth in Section 3.12 of the Redpoint Disclosure Letter or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Redpoint, (i) no written notice, notification, demand, request for information, citation, summons, complaint or administrative or judicial order has been received by, and no investigation, action, claim, suit, proceeding or review is pending, or to the knowledge of Redpoint threatened, by any Person against, Redpoint or any of its Subsidiaries, with respect to any applicable Environmental Law and (ii) Redpoint and its Subsidiaries are and have been in compliance with all applicable Environmental Laws.

3.13 Payments to Employees. Except as set forth in Section 3.13 of the Redpoint Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (a) entitle any current or former employee of or consultant to Redpoint to severance pay, unemployment compensation, or any similar payment by Redpoint; or (ii) accelerate the time of payment or vesting or increase the amount of any compensation payable to any such current or former employee or consultant.

3.14 Brokers and Finders. Redpoint has not entered into any contract with any Person that may result in an obligation of Redpoint or Celator to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby.

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3.15 SEC Reports. Redpoint has filed all reports, schedules, forms, statements and other documents required to be filed by Redpoint with the SEC under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the three years preceding the date hereof, or such shorter period as Redpoint was required by Law to file such materials (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Redpoint included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Redpoint and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.16 Information. The information concerning Redpoint set forth in this Agreement and in the Redpoint Disclosure Letter is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made herein and therein, in light of the circumstances under which they were made, not misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF CELATOR

Celator hereby represents and warrants to Redpoint that:

4.1 Corporate Existence and Power. Celator is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of Celator is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Celator and each Subsidiary of Celator have all corporate power and authority required to own, lease and operate its properties and to carry on its respective business as now conducted. Celator and each Subsidiary of Celator are duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by them, or the character or location of the properties and assets owned or leased by them, makes such qualification necessary, except for any failure to be so licensed or qualified that would not reasonably be expected to have a Material Adverse Effect on Celator. Neither Celator nor any Subsidiary is in violation of its organization or governing documents in any respect. Celator has delivered to Redpoint a complete, true and correct copy of its certificate of incorporation and bylaws, each as amended to date. The minute books of Celator contain true, complete and accurate records in all material respects of all meetings and corporate actions of its stockholders and the Board of Directors of Celator (the “Celator Board”).

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4.2 Corporate Authorizations; Enforceability. Celator has the corporate power and authority to execute and deliver this Agreement and to consummate the Exchange Transaction and the other transactions contemplated hereby and to perform each of its obligations hereunder. This Agreement has been duly executed and delivered by Celator and, assuming the due execution and delivery by Redpoint, this Agreement constitutes a valid and binding obligation of Celator enforceable against it in accordance with its terms, except to the extent that enforceability may be subject to, and limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws affecting the enforcement of creditors’ rights generally; and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.3 Governmental Authorization. The execution, delivery and performance by Celator of this Agreement and the consummation by Celator of the Exchange Transaction do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority.

4.4 Non-Contravention. The execution, delivery and performance by Celator of this Agreement and the consummation by Celator of the Exchange Transaction and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organization or governing documents of Celator or any Subsidiary; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Celator or any Subsidiary, or any of its respective properties or assets; or (iii) require the consent, approval or authorization of, or notice to or filing with, any Person with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Celator or any Subsidiary under, or result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Celator or any Subsidiary under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Celator or any Subsidiary is a party or by which Celator or such Subsidiary or its respective properties or assets are bound (each, a “Celator Contract”), except, in the case of clause (ii) or clause (iii) above, as would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Celator or (B) reasonably be expected to prevent or materially delay the consummation of the Exchange Transaction.

4.5 Capitalization; Subsidiaries.

(a) The authorized capital stock of Celator consists of 278,000,000 shares of Celator Common Stock and 232,162,828 shares of Celator Preferred Stock, of which 15,827,816 shares are designated as Series A Convertible Preferred Stock, 83,333,353 shares are designated as Series B Convertible Preferred Stock, 38,001,659 shares are designated as Series C Convertible Preferred Stock, and 95,000,000 shares are designated as Series D Convertible Preferred Stock.

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(b) As of the date of this Agreement:

(i) 3,172,549 shares of Celator Common Stock are issued and outstanding, 15,827,816 shares of Series A Convertible Preferred Stock are issued and outstanding, 83,333,353 shares of Series B Convertible Preferred Stock are issued and outstanding, 37,768,326 shares of Series C Convertible Preferred Stock are issued and outstanding and 70,464,469 shares of Series D Convertible Preferred Stock are issued and outstanding;

(ii) Celator has reserved an aggregate of 19,134,199 shares of Celator Common Stock for issuance under Celator’s equity compensation plans; and

(iii) Celator has outstanding such other securities that are convertible into or exercisable for shares of Celator capital stock as are set forth in Section 4.5(b) of the Celator Disclosure Letter.

(c) All outstanding shares of Celator Common Stock and Celator Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call right or right of first refusal or similar right.

(d) Except as set forth in Section 4.5(b) or in Section 4.5(d) of the Celator Disclosure Letter, there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of Celator; (ii) securities (including without limitation convertible notes) of Celator convertible into or exchangeable for shares of capital stock or voting securities of Celator; (iii) other rights or options to acquire from Celator, or obligations of Celator to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of Celator, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of Celator (the items in clauses (i) through (iv) collectively, “Celator Securities”). There are no outstanding obligations of Celator to repurchase, redeem or otherwise acquire any Celator Securities. There are no preemptive rights or any other rights of any kind that obligate Celator to issue or deliver any Celator Securities.

(e) Celator has not declared or paid any dividend or other distribution in respect of any Celator Securities and Celator has not issued, sold, repurchased, redeemed or otherwise acquired any Celator Securities, and the Celator Board has not authorized any of the foregoing.

(f) Celator has not entered into any commitment, arrangement or agreement, nor is Celator otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.

(g) Except as disclosed in Section 4.5(g) of the Celator Disclosure Letter, Celator does not own, nor has it in the past six years owned, directly or indirectly, any capital stock or equity securities of any Person nor does it have, nor has it ever had, any Subsidiary.

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(h) Set forth in Section 4.5(h) of the Celator Disclosure Letter is a capitalization table of Celator as of the date hereof and a post-Financing, post-Exchange capitalization table of the Combined Company, based on the calculations and assumptions set forth in Appendix B hereto.

4.6 Undisclosed Liabilities; No Celator Material Adverse Effect. Except as disclosed in Section 4.6 of the Celator Disclosure Letter or as set forth in the balance sheet of Celator as of December 31, 2011 included in the Celator Financials (as defined below), neither Celator nor any Subsidiary has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto. Since December 31, 2011, there has been no Celator Material Adverse Effect.

4.7 Contracts. Except as disclosed in Section 4.7 of the Celator Disclosure Letter, neither Celator nor any Subsidiary is a party to or bound by any material Celator Contracts. Celator has provided to Redpoint, prior to the date of this Agreement, true, correct and complete copies of each written Celator Contract and a summary of each verbal Celator Contract, including each amendment, supplement or modification thereto. Neither Celator nor any Subsidiary is in default in any material respect under the terms of any Celator Contract.

4.8 Compliance with Laws.

(a) Celator and each Subsidiary is in compliance with all Laws applicable to it and its respective business and activities, except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Celator.

(b) As of the date hereof, neither Celator nor any Subsidiary has received written notice from a Governmental Authority that it is a target of, or the subject of, any action, proceeding, suit, investigation or sanction by or on behalf of any Governmental Authority brought pursuant to any Law, nor, to the Knowledge of Celator, has any such action, proceeding, suit, investigation or sanction been instituted or threatened in writing.

(c) Celator and each Subsidiary has and maintains in full force and effect, and is in compliance with, all permits and all orders from Governmental Authorities necessary for Celator to carry on its business as currently conducted, except where the failure to so maintain or be in compliance would not reasonably be expected to result in a Material Adverse Effect on Celator.

4.9 Litigation. Except as disclosed in Section 4.9 of the Celator Disclosure Letter, neither Celator nor any Subsidiary is a party to any, and there are no pending or, to Celator’s Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Celator or any Subsidiary, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Celator. Neither Celator nor any Subsidiary, nor either of its respective business or properties, is subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority.

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4.10 Intellectual Property.

(a) Section 4.10(a) of the Celator Disclosure Letter sets forth a complete list of any and all patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations that are included in the Celator IP Rights.

(b) Except as set forth in Section 4.10(b) of the Celator Disclosure Letter, Celator or a Subsidiary of Celator is the sole owner of the Celator IP Rights, free and clear of any Liens other than Permitted Liens.

(c) Except as set forth in Section 4.10(c) of the Celator Disclosure Letter, neither Celator nor any Subsidiary has granted any licenses to any Celator IP Rights to any other Person.

(d) Neither the development, manufacture, use or sale of any product or service offered by Celator or any Subsidiary, nor the conduct of Celator’s or any Subsidiary’s business, infringes, misappropriates or otherwise violates the intellectual property of any Person, and neither Celator nor any Subsidiary has received any written notice of any such infringement or misappropriation.

(e) To the Knowledge of Celator, no other Person has infringed or misappropriated any of the Celator IP Rights.

(f) All filing, issuance, registration and maintenance fees due with respect to the Celator IP Rights have been paid, and all of the Celator IP Rights are valid, enforceable and in full force and effect.

(g) Each present and former employee, officer and consultant of Celator and each Subsidiary who is reasonably likely to create or created an invention or improvement material to Celator’s or such Subsidiary’s business has executed an agreement containing provisions assigning such invention or improvement to Celator or such Subsidiary. Each present and former employee, officer and consultant of Celator and each Subsidiary who is reasonably likely to have or had access to confidential information material to Celator’s or such Subsidiary’s business has executed an agreement containing a confidentiality obligation. To Celator’s Knowledge, none of its or any Subsidiary’s present or former employees, officers or consultants are in violation thereof in any material respect.

4.11 Tax Matters.

(a) (i) All Tax Returns required to be filed by or on behalf of Celator and its Subsidiaries have been duly and timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns have, at all times, been and remain true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of Celator and its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Celator has made due and sufficient accruals for such Taxes in Celator’s financial statements and its books and records in accordance with GAAP. No written claim has been made by a Governmental Authority in a jurisdiction where Celator or any its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens (other than Permitted Liens) for unpaid Taxes upon any of the assets of Celator or its Subsidiaries, except for Taxes not yet due and payable. Celator and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid by any Governmental Authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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(b) No federal, state, local or non-U.S. tax audits or administrative or judicial Tax proceedings are pending, being conducted or have been conducted with respect to Celator or its Subsidiaries. Neither Celator nor its Subsidiaries have received from any Governmental Authority (including jurisdictions where Celator or any one of its Subsidiaries has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against Celator or its Subsidiaries.

(c) Neither Celator nor its Subsidiaries are parties to or bound by any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written), other than any agreements or arrangement solely between Celator and its Subsidiaries. Neither Celator nor its Subsidiaries (i) have been members of any consolidated, combined, affiliated or unitary group of corporations filing a consolidated return for any Tax purposes other than a group in which Celator is the common parent; or (ii) have any liability for the Taxes of any Person (other than Celator and its Subsidiaries) under Treasury Regulations §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise. Neither Celator nor its Subsidiaries are or have been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Treasury Regulations §1.6011-4(b).

(d) Neither Celator nor its Subsidiaries nor any stockholder of Celator nor any other Person on their behalf has (i) agreed to, or is required to make, any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Governmental Authority has proposed any such adjustment, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to Celator or its Subsidiaries; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Celator or its Subsidiaries; (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (iv) waived any statute of limitations in respect of Taxes or granted any extension for the assessment or collection of Taxes; or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. Neither Celator nor its Subsidiaries is currently the subjects of any agreement or ruling in respect of Taxes with any Governmental Authority, and no such agreement or ruling is pending.

(e) Neither Celator nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of Law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

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4.12 Environmental Matters. Except as set forth in Section 4.12 of the Celator Disclosure Schedule or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Celator, (i) no written notice, notification, demand, request for information, citation, summons, complaint or administrative or judicial order has been received by, and no investigation, action, claim, suit, proceeding or review is pending, or to the knowledge of Celator threatened, by any Person against, Celator or any of its Subsidiaries, with respect to any applicable Environmental Law and (ii) Celator and its Subsidiaries are and have been in compliance with all applicable Environmental Laws.

4.13 Payments to Employees. Except as set forth in Section 4.13 of the Celator Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (a) entitle any current or former employee of or consultant to Celator or any Subsidiary to severance pay, unemployment compensation, or any similar payment by Celator or any Subsidiary; or (ii) accelerate the time of payment or vesting or increase the amount of any compensation payable to any such current or former employee or consultant.

4.14 Brokers and Finders. Except as set forth in Section 4.13 of the Celator Disclosure Letter, Celator has not entered into any contract with any Person that may result in an obligation of Redpoint or Celator to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby.

4.15 Financial Statements. Celator has made available to Redpoint true and complete copies of its consolidated balance sheets at December 31, 2010 and 2011, and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the fiscal years then ended (the “Celator Financials”). The Celator Financials have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Celator and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.16 Information. The information concerning Celator and its Subsidiaries set forth in this Agreement, the Celator Disclosure Letter and the Financing Document is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

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Article V
ADDITIONAL AGREEMENTS

5.1 Exclusivity of Redpoint.

(a) From and after the date hereof until the consummation of the Exchange Transaction or the termination of this Agreement in accordance with its terms (the “Exclusive Period”), Redpoint shall, and shall cause the stockholders, directors, officers, employees, affiliates, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”) of Redpoint to, deal exclusively with Celator with respect to any Transaction. Further, during the Exclusive Period, neither Redpoint nor any of its Representatives shall solicit, enter into or continue any discussion, negotiations or agreement with or provide information to any other Person other than Celator relating to any Transaction, or take any other action to facilitate or initiate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, a Transaction with any Person other than Celator. In addition, during the Exclusive Period, neither Redpoint nor any of its Representatives shall enter into any agreement or understanding, whether oral or written, or take any other action, that would prevent or materially hinder the consummation of the Exchange Transaction.

(b) If, at any time during the Exclusive Period, Redpoint receives a written Transaction Proposal from another Person that that did not otherwise result from a breach of Section 5.1(a) and the Redpoint Board determines in good faith, after consultation with, and written confirmation from, its legal and financial advisors, is a Superior Proposal, Redpoint may, in response to such Superior Proposal and subject to Redpoint’s compliance with this Section 5.1(b) and Section 5.1(c), (i) furnish information with respect to Redpoint to the Person making such Superior Proposal, provided that Redpoint contemporaneously furnishes a copy to Celator to the extent it has not done so previously, and (ii) participate in discussions and negotiations with respect to such Superior Proposal if, and only to the extent that, (A) the Redpoint Board, after consultation with and taking into consideration the advice of independent legal counsel, determines in good faith that such action is required for the Redpoint Board to comply with its fiduciary duties imposed by the DGCL, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Redpoint provides written notice to Celator to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Redpoint receives from such Person an executed confidentiality agreement on customary terms, and (D) Redpoint keeps Celator informed, on a prompt basis, but in no event less than twice per week, of the status and details of any such discussions or negotiations.

(c) Redpoint shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Celator (a “Redpoint Transaction Proposal Notice”) of any Transaction Proposal or any inquiry received by it relating to any potential Transaction Proposal and of the material terms of any such Transaction Proposal or inquiry, including the identity of the Person making the same, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Celator a copy of any such Transaction Proposal or inquiry, if it is in writing, or a written summary of any such Transaction Proposal or inquiry, if it is not in writing, and shall keep Celator fully informed on a prompt basis (and in any event within 24 hours) with respect to the status and details, including amendments or proposed amendments, with respect to the foregoing.

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(d) For a period of not less than ten Business Days after Celator’s receipt from Redpoint of a Redpoint Transaction Proposal Notice in connection with a Transaction Proposal that the Redpoint Board determines to be a Superior Proposal, Redpoint shall, if requested by Celator, negotiate in good faith with Celator, and cause its Representatives to negotiate with Celator’s Representatives, to revise this Agreement in an effort to make the Transaction Proposal that constituted a Superior Proposal no longer constitute a Superior Proposal.

5.2 Exclusivity of Celator.

(a) During the Exclusive Period, Celator shall, and shall cause the Representatives of Celator to, deal exclusively with Redpoint with respect to any Transaction. Further, during the Exclusive Period, neither Celator nor any of its Representatives shall solicit, enter into or continue any discussion, negotiations or agreement with or provide information to any other Person other than Redpoint relating to any Transaction, or take any other action to facilitate or initiate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, a Transaction with any Person other than Redpoint. In addition, during the Exclusive Period, neither Celator nor any of its Representatives shall enter into any agreement or understanding, whether oral or written, or take any other action, that would prevent or materially hinder the consummation of the Exchange Transaction. It shall not be a violation of this Section 5.2(a) for Celator or its Representatives to take any actions to the extent that such actions are taken in furtherance of the Financing, and in no event shall the Financing be deemed to constitute a Transaction with respect to Celator.

(b) If, at any time during the Exclusive Period, Celator receives a written Transaction Proposal from another Person that that did not otherwise result from a breach of Section 5.2(a) and the Celator Board determines in good faith, after consultation with, and written confirmation from, its legal and financial advisors, is a Superior Proposal, Celator may, in response to such Superior Proposal and subject to Celator’s compliance with this Section 5.2(b) and Section 5.2(c), (i) furnish information with respect to Celator to the Person making such Superior Proposal, provided that Celator contemporaneously furnishes a copy to Redpoint to the extent it has not done so previously, and (ii) participate in discussions and negotiations with respect to such Superior Proposal if, and only to the extent that, (A) the Celator Board, after consultation with and taking into consideration the advice of independent legal counsel, determines in good faith that such action is required for the Celator Board to comply with its fiduciary duties imposed by the DGCL, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Celator provides written notice to Redpoint to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Celator receives from such Person an executed confidentiality agreement on customary terms, and (D) Celator keeps Redpoint informed, on a prompt basis, but in no event less than twice per week, of the status and details of any such discussions or negotiations.

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(c) Celator shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Redpoint (a “Celator Transaction Proposal Notice”) of any Transaction Proposal or any inquiry received by it relating to any potential Transaction Proposal and of the material terms of any such Transaction Proposal or inquiry, including the identity of the Person making the same, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Redpoint a copy of any such Transaction Proposal or inquiry, if it is in writing, or a written summary of any such Transaction Proposal or inquiry, if it is not in writing, and shall keep Redpoint fully informed on a prompt basis (and in any event within 24 hours) with respect to the status and details, including amendments or proposed amendments, with respect to the foregoing.

(d) For a period of not less than ten Business Days after Redpoint’s receipt from Celator of a Celator Transaction Proposal Notice in connection with a Transaction Proposal that the Celator Board determines to be a Superior Proposal, Celator shall, if requested by Redpoint, negotiate in good faith with Redpoint, and cause its Representatives to negotiate with Redpoint’s Representatives, to revise this Agreement in an effort to make the Transaction Proposal that constituted a Superior Proposal no longer constitute a Superior Proposal.

5.3 Confidentiality. Except as otherwise provided in this Agreement, each party hereto shall hold all Confidential Information of the other party hereto made available to it in connection with the transactions contemplated hereby in strict confidence, shall not use such Confidential Information for any purpose other than for the sole purpose of evaluating the Exchange Transaction and shall not disseminate or disclose any of such Confidential Information other than to its Representatives who need to know such Confidential Information for the sole purpose of evaluating the Exchange Transaction. Each of the parties hereto shall cause its respective Representatives to comply with such party’s obligations under this Section 5.3. For purposes of this Section 5.3, “Confidential Information” of Celator or Redpoint means any information about or pertaining to such party (or, in the case of Celator, any of its Subsidiaries) marked “confidential” or otherwise identified as such promptly after its disclosure, unless (a) such information is already known to the other party or any of its Representatives or to others not bound by a duty of confidentiality or such information becomes publicly available, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required to consummate the Exchange Transaction or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. In the event a party is required by legal proceeding to disclose information which would otherwise constitute confidential Information, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to comply with such legal proceeding. Upon the written request of Redpoint or Celator, the other party will return promptly or destroy any Confidential Information in its possession, and will certify in writing that it has done so.

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5.4 Access; Operation in Ordinary Course.

(a) At all times prior to the Closing, each party hereto shall make available or cause to be made available to the other party (and its Representatives) all information relating to the business and affairs of such party as shall reasonably be requested, including permitting the other party (and its Representatives) to make physical inspections of the business and assets of such party and its financial statements, books and records and to discuss such party’s business with such party’s Representatives and to observe, during business hours, the operations of such party.

(b) At all times prior to the Closing, each party hereto shall conduct its (and, as to Celator, each Subsidiary’s) business in the normal and ordinary course, maintain its properties and assets in good operating condition and state of repair and preserve the goodwill and patronage of its customers, employees, suppliers and others with whom it has a business relationship.

(c) From and after the date of this Agreement until the Closing Date, neither party shall (or, with respect to Celator, permit any Subsidiary to), without the consent of the other party hereto:

(i) Make any changes to its governing documents, except as otherwise provided in this Agreement or as may be necessary to carry out the Exchange Transaction;

(ii) Enter into or amend any contract, agreement or other instrument of any type, except as otherwise provided in this Agreement or as may be necessary to carry out the Exchange Transaction or the Financing;

(iii) Sell any assets or discontinue any operations or consummate any similar transaction;

(iv) Declare or make, or agree to declare or make, any dividends or distributions of any assets of any kind whatsoever to its stockholders or purchase or redeem, or agree to purchase or redeem, any of its capital stock;

(v) Waive any rights of value that in the aggregate are outside of the ordinary course of business or material considering the business of such Person;

(vi) Make any material change in its method of operation or accounting;

(vii) Enter into any other material transaction other than in the ordinary course of business, except as may be necessary to carry out the Exchange Transaction or the Financing;

(viii) Make any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director or employee;

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(ix) Increase the rate of compensation payable to, or to become payable by it to, any of its officers, directors or employees;

(x) Make any modification to any profit sharing, bonus, deferred compensation, insurance, pensions, retirement or other employee benefit plan, payment or arrangement made to, for or with its officers, directors or employees;

(xi) Incur any indebtedness other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement; or

(xii) Sell or agree to sell any capital stock or grant or sell or agree to grant or sell any options, warrants or other rights to acquire or purchase any capital stock to any person, except as contemplated by the Exchange Transaction.

5.5 Expenses and Taxes. Except as set forth in Section 7.2 and Section 8.3, each party shall separately bear its own costs and expenses incurred in connection with the Exchange Transaction and the other transactions contemplated hereby; provided, that, subject to Section 6.2(b), if the Exchange Transaction is consummated, the Combined Company shall bear all such costs and expenses incurred by Redpoint and Celator.

5.6 Board Representation(a) . Prior to the Closing, Redpoint shall take such actions as shall be necessary to cause the following, effective as of the Effective Time, to occur: (a) the size of the Board of Directors of Redpoint (the “Redpoint Board”) shall be set at six members; (b) the individuals listed on Appendix C hereto under the heading “Directors” shall be appointed to the Redpoint Board; and (c) each individual serving as a member of the Redpoint Board prior to the Effective Time shall resign from the Redpoint Board.

5.7 Directors’ and Officers’ Liability Insurance; Indemnification. At Closing, the Combined Company shall have obtained a prepaid insurance policy that provides coverage to those individuals who were directors and officers of Redpoint immediately prior to the Closing (the “D&O Insurance”), which policy shall provide Redpoint’s directors and officers with coverage for an aggregate period of no less than six years with respect to claims arising from facts or events that occurred before the Closing, on terms substantially equivalent to Redpoint’s existing D&O insurance policy, including, without limitation, coverage in respect of the transactions contemplated by this Agreement to the extent that the same would have been covered by such existing D&O insurance policy. Redpoint shall maintain such prepaid policy in full force and effect in accordance with its terms, and continue to honor its obligations thereunder. In addition, for a period of six years after the Closing, the Combined Company shall not amend any provisions of its Certificate of Incorporation or By-laws as they were in effect immediately prior to the date hereof with respect to any rights to indemnification of directors and officers contained therein inasmuch as they would be applicable to those individuals who were directors and officers of Redpoint immediately prior to the Closing with respect to claims arising from facts or events that occurred before the Closing. It is agreed that the indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7).

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5.8 Payment of Redpoint Expenses.

(a) Subject to the cap stated in Section 6.2(b),the accuracy of Section 3.6 of the Redpoint Disclosure Letter and Redpoint’s compliance with Section 5.9, within 30 days after the Closing, the Combined Company shall pay all accrued liabilities and expenses of Redpoint existing at the Effective Time (including, without limitation, any transaction expenses, severance obligations or deferred payments owed to Redpoint’s employees or former employees as of the Closing).

(b) Subject to Redpoint’s compliance with Section 5.9, commencing on July 1 and continuing on a semi-monthly basis thereafter until the Closing Date, Celator shall make a cash payment to Redpoint in the amount of $12,500, which cash payment shall be used by Redpoint solely for the purposes of paying Redpoint’s necessary operating expenses.

5.9 Limit on Redpoint Expenses. From and after the date hereof through the Closing Date, other than (i) Transaction Expenses subject to the limitations set forth in Section 6.2(b), (ii) current compensation payments to Scott Horvitz incurred in the ordinary course at the rate paid immediately prior to the execution and delivery of this Agreement and (iii) reasonable and customary expenses associated with Redpoint’s ordinary course compliance with its obligations under applicable securities laws, in no event shall Redpoint incur, or commit itself or the Combined Company to incur, any expenses or liabilities that, either individually or in the aggregate, exceed or are reasonably expected to exceed $5,000 without the prior written consent of Celator, which consent shall not be unreasonably withheld.

5.10 Certificate of Designation. Prior to the Closing, Redpoint shall take such actions as shall be necessary to cause the Certificate of Designation to be duly filed with, and accepted by, the Delaware Secretary of State.

Article VI
CONDITIONS TO THE EXCHANGE TRANSACTION

6.1 Conditions to the Obligations of Each Party. The obligations of Redpoint and Celator to consummate the Exchange Transaction are subject to the satisfaction of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange Transaction shall be in effect. There shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Exchange Transaction, by any Governmental Authority that makes the consummation of the Exchange Transaction illegal.

(b) At the conclusion of the Offering Period, there shall have been validly tendered (and not withdrawn) for exchange in the Exchange Transaction a number of shares of Celator Common Stock and Celator Preferred Stock that represent at least 90% of the outstanding shares of Celator Common Stock and Celator Preferred Stock on an as-converted basis.

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(c) The Financing shall close concurrently with the consummation of the Exchange Transaction.

6.2 Conditions to the Obligations of Celator. The obligations of Celator to consummate the Exchange Transaction are subject to the satisfaction or valid waiver of the following further conditions:

(a) The representations and warranties of Redpoint set forth herein shall be true and correct in all respects as of the Closing Date as though made on and as of such date, except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Redpoint.

(b) As of the Closing Date, the amount of all of Redpoint’s liabilities and expenses, including, without limitation, severance obligations and deferred payments owed or to be owed to Redpoint’s employees or former employees as of the Closing, but excluding any necessary operating expenses incurred from and after the date hereof through the Closing Date and excluding any Transaction Expenses incurred from and after the date hereof through the Closing Date, shall not exceed $550,000, and the amount of all of Redpoint’s Transaction Expenses incurred from and after the date hereof through the Closing Date shall not exceed $100,000, all as evidenced by documentation reasonably satisfactory to Celator.

(c) Redpoint shall have performed and complied with in all respects Section 5.9, and shall have performed in all material respects all obligations set forth in this Agreement and complied in all material respects with the agreements and covenants set forth in this Agreement required to be performed by or complied with by Redpoint prior to the Closing Date.

(d) There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on Redpoint.

(e) The holders of at least 67% of the shares of Celator Preferred Stock shall have agreed irrevocably in writing to vote the shares of Redpoint Preferred Stock such Holders receive in the Exchange Transaction, at a special or annual meeting of stockholders of the Combined Company to be held after the Closing, in favor of an amendment to Redpoint’s Certificate of Incorporation that increases the number of authorized shares of Redpoint Common Stock, causes each share of Redpoint Preferred Stock to convert automatically to shares of Redpoint Common Stock as provided in such amendment and changes the name of Redpoint to “Celator Pharmaceuticals, Inc.”

(f) Celator shall have received a certificate signed by a senior officer of Redpoint certifying as to the matters set forth in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d).

(g) Celator shall have received evidence reasonably satisfactory to it that the actions contemplated by Section 5.6 shall have been taken.

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6.3 Conditions to the Obligations of Redpoint. The obligation of Redpoint to consummate the Exchange Transaction is subject to the satisfaction or valid waiver of the following further conditions:

(a) The representations and warranties of Celator set forth herein shall be true and correct in all respects, except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Celator.

(b) Celator shall have performed in all material respects all obligations set forth in this Agreement, and complied in all material respects with the agreements and covenants set forth in this Agreement, required to be performed by or complied with by Celator hereunder.

(c) There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on Celator.

(d) The prepaid policies for D&O Insurance pursuant to the provisions of Section 5.6 shall have been obtained.

(e) Redpoint shall have received a certificate signed by a senior officer of Celator certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

Article VII
INDEMNIFICATION

7.1 Right to Indemnification. From the occurrence of the Closing until the six-year anniversary thereof, Celator and the Combined Company shall indemnify the directors and officers of Redpoint who were serving in such capacities immediately prior to the Effective Time (collectively, the “Redpoint Indemnified Parties”), and hold them harmless from and defend each of them from and against any and all Losses incurred by any Redpoint Indemnified Party arising out of or resulting from any Claim against any Redpoint Indemnified Party to the extent due to any untrue statement of a material fact in the Financing Document concerning Celator and its Subsidiaries or omission of a material fact in the Financing Document concerning Celator and its Subsidiaries required to make the statements in the Financing Document concerning Celator and its Subsidiaries made, in light of the circumstances under which they were made, not misleading. The right to indemnification or any other remedy based on statements made concerning Celator and its Subsidiaries in the Financing Document shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of the Financing Document or the Closing, with respect to the applicable untrue statement or omission.

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7.2 Indemnification Procedures. Whenever a Redpoint Indemnified Party shall learn of the commencement of any Claim as to which such Redpoint Indemnified Party may seek indemnification under this Article VII, such Redpoint Indemnified Party shall notify the Person from whom indemnification hereunder will be sought (the “Indemnifying Party”) in writing thereof, which notice shall provide reasonable detail with respect to the circumstances surrounding such matter; but the failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Article VII except to the extent the Indemnifying Party was prejudiced thereby. The Indemnifying Party shall be entitled to conduct and control the defense of such Claim and to appoint counsel of the Indemnifying Party’s choice at the Indemnifying Party’s expense (in which case the Indemnifying Party shall not be responsible for the fees and expenses of any separate counsel retained by the Redpoint Indemnified Party except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the Redpoint Indemnified Party. Notwithstanding the Indemnifying Party’s election to control the defense and appoint counsel as aforesaid, the Redpoint Indemnified Party shall have the right to employ separate counsel (including local counsel), and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel only if (i) the Redpoint Indemnified Party has been advised by counsel that the use of counsel chosen by the Indemnifying Party to represent the Redpoint Indemnified Party would present such counsel with a material conflict of interest such that it would be inappropriate to have the same counsel represent both parties, (ii) the actual named parties in any such action include both the Redpoint Indemnified Party and the Indemnifying Party and the Redpoint Indemnified Party shall have been advised by counsel, and shall have reasonably concluded, that there are legal defenses available to it that are different from or additional to those available to the Indemnifying Party such that it would be inappropriate to have the same counsel represent both parties, (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after the institution of the applicable action or (iv) the Indemnifying Party shall authorize in writing the Redpoint Indemnified Party to employ separate counsel at the expense of the Indemnifying Party. If an Indemnifying Party assumes and conducts the defense of any Claim as permitted by this Section 7.2, such Indemnifying Party will not, without the prior written consent of the Redpoint Indemnified Party (such consent not to be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment with respect thereto unless such settlement, compromise or consent (x) includes an unconditional release of the applicable Redpoint Indemnified Party from all liability arising out of such Claim, and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the applicable Redpoint Indemnified Party. If the Indemnifying Party does not assume and conduct the defense in accordance with this Section 7.2, or is not entitled to do so, the Redpoint Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Claim without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

7.3 Third-Party Beneficiaries. The parties acknowledge and agree that the indemnification provided pursuant to Section 7.1 is for the benefit of the Redpoint Indemnified Parties, and as a result, shall be third party beneficiaries to this Article VII, and shall be entitled to directly enforce any and all rights provided to them hereunder.

7.4 Assignment of Rights. To the extent requested by Celator or the Combined Company, each Redpoint Indemnified Party, as a condition to the indemnification provided hereunder, shall assign to an Indemnifying Party any and all rights of such Redpoint Indemnified Party under the D&O Insurance with respect to the applicable Claim and, if such assignment is not permissible under the terms of the D&O Insurance, shall take such actions as Celator or the Combined Company shall reasonably request to put such Indemnifying Party in the same position as if such assignment had been effective.

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Article VIII
TERMINATION

8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) By mutual written consent of Redpoint and Celator, by action taken or authorized by the Redpoint Board and the Celator Board.

(b) At any time prior to the Effective Time, by either Redpoint or Celator, if:

(i) the Exchange Transaction shall not have been consummated prior to August 17, 2012 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Exchange Transaction to have been consummated on or before the Outside Date; or

(ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable).

(c) By Celator, prior to the Effective Time, if: (i) Redpoint (either directly or through any of its Representatives) breaches any of its obligations under Section 5.1; or (ii) the Redpoint Board shall have determined to accept or approve a Superior Proposal.

(d) By Redpoint, prior to the Effective Time, if the Redpoint Board determines to accept a Superior Proposal, but only to the extent that Redpoint shall have satisfied its other obligations under Section 5.1, including, without limitation, Section 5.1(d), with respect thereto.

(e) By Redpoint, prior to the Effective Time, if: (i) Celator (either directly or through any of its Representatives) breaches any of its obligations under Section 5.2; or (ii) the Celator Board shall have determined to accept or approve a Superior Proposal.

(f) By Celator, prior to the Effective Time, if the Celator Board determines to accept a Superior Proposal, but only to the extent that Celator shall have satisfied its other obligations under Section 5.2, including, without limitation, Section 5.2(d), with respect thereto.

(g) By either Celator or Redpoint (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement), prior to the Effective Time, if there has been a material breach of any representation, warranty, covenant, or agreement of the non-terminating party as set forth in the Agreement, which breach would result in any of the closing conditions set forth in Article VI not being met; provided, however, that if such untruth or inaccuracy in the non-terminating party’s representations and warranties or breach by the non-terminating party is curable by such party, then this Agreement may not be terminated pursuant to this Section 8.1(d) until the expiration of a 15-day period after delivery of written notice of such untruth or inaccuracy or breach (it being understood that this Agreement may not be terminated pursuant to this Section 8.1(d) if such untruth or inaccuracy or breach is cured during such 15 day period).

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8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Redpoint or Celator except that: (a) the provisions of Section 5.3, Section 5.5, this Section 8.2, Section 8.3 and Article IX shall survive any such termination in accordance with their respective terms; and (b) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

8.3 Termination Payments. (a) In the event that this Agreement is terminated by Celator pursuant to Section 8.1(c) or by Redpoint pursuant to Section 8.1(d), Redpoint shall pay Celator the following amounts: (i) the sum of all Transaction Expenses incurred or, had the Exchange Transaction been consummated would have been incurred, by Celator up to an amount equal to $450,000 and (ii) a termination fee of $200,000. In the event this Agreement is terminated by Redpoint pursuant to Section 8.1(e) or by Celator pursuant to Section 8.1(f), Celator shall pay Redpoint the following amounts: (i) the sum of all Transaction Expenses incurred (including those incurred prior to May 31, 2012) or, had the Exchange Transaction been consummated would have been incurred, by Redpoint up to an amount equal to $200,000 and (ii) a termination fee of $200,000. Each payment by Celator or Redpoint in respect of Transaction Expenses pursuant to this Section 8.3 shall be made within two Business Days after delivery by the party entitled to such payment to the other party of notice of demand for payment with an itemization setting forth the expenses (which itemization may be supplemented and amended from time to time until the 90th day after such party delivers such notice) and each payment by Celator or Redpoint of the termination fee pursuant to this Section 8.3 shall be made within two Business Days after the effective date of the termination of this Agreement. The parties hereto acknowledge that damages arising under or in connection with any termination of this Agreement pursuant to Section 8.1(c) through Section 8.1(f) cannot be ascertained with certainty and that the payments contemplated by this Section 8.3 are not excessive and constitute a reasonable amount in light of such damages and to provide reimbursement for expenses. Each party hereto agrees not to question or otherwise challenge the assertion or enforceability of this remedy, in and of itself, as described in this Section 8.3.

Article IX
MISCELLANEOUS

9.1 Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic facsimile transmission, or portable document format (.pdf) by a nationally recognized overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered, if delivered by hand, the Business Day that transmission confirmation is received, if sent by facsimile, three days after mailing if mailed, and one Business Day after deposited with a nationally recognized overnight courier service if delivered by overnight courier; provided, that such deposit was made prior to the deadline for next-day delivery by such overnight courier and if not, then on the following Business Day), as follows:

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if to Redpoint, to:

Redpoint Bio Corporation
5501 Old York Road
Philadelphia, PA 19141
Attention: Scott Horvitz, Chief Executive Officer
                  and Chief Financial Officer
Facsimile: 215-456-7610

with a copy (which shall not constitute notice) to:

DLA Piper LLP
300 Campus Drive
Suite 100
Florham Park, New Jersey 07932
Attention: Andrew P. Gilbert
Facsimile: 973-520-2573

if to Celator, to:

Celator Pharmaceuticals, Inc.
303B College Road East
Princeton, NJ 08540
Attention: Scott Jackson, Chief Executive Officer
Facsimile: 609-243-0202

with a copy (which shall not constitute notice) to:

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attention: Kathleen M. Shay
Facsimile: 215-689-4382

9.2 Representations and Warranties. Other than with respect to Section 5.8, the representations, warranties, covenants and agreements in this Agreement shall not survive the Closing. Each of Redpoint and Celator acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Exchange Transaction, (b) no Person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Exchange Transaction and, if made, such representation or warranty must not be relied upon as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information are expressly the subject of any representation or warranty set forth in this Agreement.

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9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.4 Waiver. At any time prior to the Closing Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

9.5 Tax Treatment. The Exchange Transaction and the Conversion are intended to be an integrated transaction (“Integrated Transaction”) that constitutes a “reorganization” within the meaning of Section 368(a) of the Code and an exchange under Section 351(a) of the Code. Redpoint and Celator further intend that the Exchange Transaction and the Conversion will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g), which plan of reorganization the parties adopt by executing this Agreement. Neither of the parties hereto shall take any action nor fail to take any action, which action or failure would be reasonably expected to cause the Integrated Transaction to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or as an exchange under Section 351(a) of the Code, other than actions contemplated by this Agreement. Redpoint and Celator shall, and shall cause each of their Affiliates to, take the position for all Tax purposes that the Integrated Transaction qualifies as a reorganization under Section 368(a)(1)(B) of the Code and an exchange under Section 351(a) of the Code.

9.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto (and any purported assignment without such consent shall be void and without effect).

9.7 Governing Law. This Agreement, and all matters arising, directly or indirectly, herefrom, shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to conflict of law principles).

9.8 Counterparts; Effectiveness. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. This Agreement may, upon execution by a party, be transmitted by facsimile or other electronic transmission with the same effect as if such party had delivered an executed original counterpart of this Agreement.

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9.9 Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee and except as otherwise set forth in Section 5.7 and Article VII.

9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

9.11 Entire Agreement. This Agreement (including the Appendices, Exhibits and Schedules thereto and the Redpoint Disclosure Letter and the Celator Disclosure Letter) constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

9.12 Remedies. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the need to post any bond, in addition to any other remedy they may have at law or in equity.

9.13 Jurisdiction; Waiver of Trial by Jury.

(a) In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive personal jurisdiction of the state courts of New Jersey and to the jurisdiction of the United States District Court for the District of New Jersey; (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the aforementioned courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.15 Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Exchange Transaction in accordance with the terms hereof.

9.16 Public Announcements. Prior to the Closing, no public announcement or similar publicity with respect to this Agreement and the transactions contemplated hereby will be issued, if at all, by or on behalf of any party hereto without the prior written consent of the other party hereto, except to the extent (and solely to the extent) required by Law, in which case the party proposing to make the disclosure shall advise the other party and discuss the contents of the disclosure before issuing such public announcement or similar publicity.

9.17 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

(Signature page follows.)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

REDPOINT BIO CORPORATION By: /s/ Scott Horvitz Scott Horvitz, Chief Executive Officer and Chief Financial Officer
CELATOR PHARMACEUTICALS, INC. By: /s/ Scott Jackson Scott Jackson, Chief Executive Officer

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APPENDIX A

Certificate of Designation

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND OTHER RIGHTS OF
SERIES A PREFERRED STOCK
OF
REDPOINT BIO CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Redpoint Bio Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to (i) the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and (ii) the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted a resolution on June 12, 2012, which resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Third Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors does hereby create a series of the presently authorized shares of Preferred Stock of the Corporation. The shares of such series shall be designated “Series A Convertible Preferred Stock” (“Series A Preferred Stock”) and shall have a par value of $0.0001 per share. The designations, preferences and other rights of the Series A Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights are as follows:

1. Designation and Number. A series of Preferred Stock of the Corporation, designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) is hereby established. The number of shares of Series A Preferred Stock authorized shall be Ten Million (10,000,000).

2. Dividend Provisions. No dividend or other distribution shall be paid on or declared and set apart for any share of Common Stock of the Corporation (the “Common Stock”) or any other securities of the Corporation entitled generally to participate in the earnings or assets of the Corporation, other than the Series A Preferred Stock, for any period unless at the same time an equal dividend or distribution for the same period shall be paid on or declared and set apart for each share of Series A Preferred Stock based on the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible (assuming the Amendment (as defined in Section 4(a)) has been approved and is effective).

3. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock and Series A Preferred Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, distributed among such holders on an as-converted to Common Stock basis (assuming the Amendment has been approved and is effective).

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4. Conversion.

(a) Automatic Conversion. Upon obtaining the required approval and the effective date of filing with the Secretary of State of the State of Delaware of the Amendment, each share of Series A Preferred Stock shall automatically be converted into Six Hundred (600) shares of fully paid and nonassessable Common Stock. Such conversion shall be automatic, without need for any further action by the holders of shares of the Series A Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock so converted are surrendered to the Corporation or the holder of record of such shares notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement to indemnify the Corporation from any loss incurred by it in connection with such certificates, in each case in accordance with the procedures described in Section 4(b). Upon the conversion of any Series A Preferred Stock pursuant to this Section 4(a), the Corporation shall promptly send written notice thereof to each holder of record of the Series A Preferred Stock at such holder’s address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Section 4(b). As used herein, “Amendment” means the amendment of the Corporation’s Third Amended and Restated Certificate of Incorporation to provide for sufficient authorized shares of Common Stock to effect the conversion of all Series A Preferred Stock (whether by way of reverse split, an increase in authorized Common Stock or otherwise).

(b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to receive certificates representing shares of Common Stock into which shares of Series A Preferred Stock are converted pursuant to this Section 4, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent selected by the Corporation for the Series A Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable and in no event later than 15 days after the delivery of said certificates, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion pursuant to this Section 4 shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion.

(c) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this Section 4(c), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution (assuming the Amendment has been approved and is effective).

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(d) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or a reorganization, merger or consolidation transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 shall be applicable after that event as nearly equivalent as may be practicable.

(e) Reorganizations, Mergers or Consolidations. If at any time or from time to time the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a subdivision, combination or recapitalization provided for elsewhere in this Section 4), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion (assuming the Amendment has been approved and is effective) would have been entitled in connection with such transaction.

(f) No Impairment. The Corporation will not, by amendment of its Third Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.

(g) No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded upward) and shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

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(i) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

5. Voting Rights. Except as provided by the General Corporation Law, the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock is then convertible (assuming the Amendment had been approved and is effective), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders meeting in accordance with the By-Laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all fractional shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 4, the shares so converted shall be cancelled and shall not be issuable by the Corporation.

(Signature page follows.)

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IN WITNESS WHEREOF, Redpoint Bio Corporation has caused this Certificate of Designation of Series A Preferred Stock to be signed as of [_____], 2012.

REDPOINT BIO CORPORATION
By:
Name:
Title:

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APPENDIX B

Exchange Transaction Consideration

Shares of Celator Preferred Stock and Celator Common Stock

Each stockholder of Celator will be offered the right to exchange their shares of Celator Common Stock and Celator Preferred Stock for a number of shares of Redpoint Preferred Stock determined in accordance with the methodology set forth on the following page of this Appendix B. The shares of Celator Preferred Stock will be converted into shares of Celator Common Stock on a one-for-one basis, effective immediately prior to the consummation of the Exchange.

No fractional shares of Redpoint Preferred Stock shall be issued in exchange for Celator Common Stock and Celator Preferred Stock. Any Holder who would otherwise be entitled to receive a fraction of a share of Redpoint Preferred Stock shall, in lieu of such fraction of a share, be paid in cash a dollar amount rounded up to the nearest whole cent, without interest, determined by multiplying the fraction of a share of Redpoint Preferred Stock that would otherwise be issuable by $0.2931.

Celator Warrants

Each Warrant issued by Celator that is exercisable for Celator Common Stock or Celator Preferred Stock will represent a Warrant that is exercisable for the number of shares of Redpoint Preferred Stock adjusted in accordance with the terms of the terms of such Warrant, applying the principles of this Appendix B.

Other Outstanding Securities

As part of the Financing, each Convertible Secured Promissory Note issued by Celator and outstanding at the time of the Exchange will be converted into Redpoint Preferred Stock in accordance with the formula stated therein.

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APPENDIX B (continued)

Exchange Ratio Analysis

Below is the methodology for calculating the number of shares of Redpoint Preferred Stock to be offered to a holder of Celator Common Stock or Celator Preferred Stock in connection with the Exchange. Numbers of shares, valuations and dollar amounts are being provided below for illustration purposes only, and shall not be binding; provided, that the Redpoint Assumed Valuation (as defined below) is fixed at $1,500,002.28.

Step 1:  Multiply the agreed upon price of a share of Redpoint Common Stock ($0.01877), (the “Redpoint Stock Price”) by the number of shares of Redpoint Common Stock outstanding (79,914,879) to get Redpoint market value and assumed valuation (“Redpoint Assumed Valuation”) ($1,500,002.28).

Step 2:  Divide Redpoint Assumed Valuation by Combined Company pre-money valuation (which shall be based on the per-share purchase price applicable to the Financing) (“Combined Company Valuation”) ($65,000,000) to get implied percentage ownership of Redpoint stockholders in Combined Company (2.3%).

Step 3:  Subtract Redpoint Assumed Valuation from Combined Company Valuation to get implied Celator pre-money valuation (“Celator Assumed Valuation”) ($63,499,997.72).

Step 4:  Divide Celator Assumed Valuation by the number of shares of Celator capital stock outstanding (on an as-converted basis but including the 4x portion of the Convertible Promissory Notes) to obtain “Implied Outstanding Celator Shares” (216,660,455) to get an implied price per share of Celator Common Stock ($0.2931).

Step 5:  Divide Celator Assumed Valuation by the Redpoint Stock Price to obtain the implied notional number of shares of Redpoint Common Stock that would be available to the holders of Celator capital stock holders (3,383,058,071), and divide this figure by the number of Implied Outstanding Celator Shares to obtain the implied number of shares of Redpoint Common Stock for which each share of Celator capital stock will be exchanged (15.6146).

Step 6: So that the value of one share of Redpoint Preferred Stock will have a value of $10.00 and so as not to exceed the number of shares of Redpoint Preferred Stock available for issuance, a “Consolidation Exchange Rate” of 600 is used. The number of shares of Redpoint Preferred Stock to be issued to each holder of Celator capital stock in the Exchange would be arrived at by multiplying the number of such shares tendered for Exchange by 15.6146 and then dividing the result by 600.

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APPENDIX C

Directors and Officers of Redpoint After Exchange Transaction

Directors

Kenneth Galbraith
Joseph A. Mollica
Richard Kollender
Nicole Vitullo
Scott Jackson
Alex Zisson

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